Exhibit 99.1

STANADYNE HOLDINGS, INC.

ANNOUNCES SENIOR DISCOUNT NOTES OFFERING

WINDSOR, CT – December 14, 2004 – Stanadyne Holdings, Inc., the indirect parent company of Stanadyne Corporation, today announced that it has launched an offering of its senior discount notes due 2015, which it expects will yield gross proceeds of approximately $55 million. The notes are being sold to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The net proceeds of the offering will be distributed to the stockholders of Stanadyne Holdings, Inc.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The notes being sold by Stanadyne Holdings, Inc. will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

Forward-Looking Statements.

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include Stanadyne Holdings’ intention to raise proceeds through the offering of notes, the intended use of proceeds and the anticipated amount of proceeds. There can be no assurance that the transactions mentioned in this press release will be completed on the anticipated terms or at all.

Contact:

Stanadyne Corporation

Stephen Langin, 860-525-0821